CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statements of Golden Patriot, Corp on Form S-8 of our report dated July 3, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB/A of Golden Patriot, Corp. (formerly Boundaries Capital, Inc.) for the year ended April 30, 2003.

/s/ Amisano Hanson
Amisano Hanson, Chartered Accountants
and Certified Public Accountant

Vancouver, Canada
March 5, 2004